Exhibit 5.1

April 7, 2006

(650) 849-5300

(650) 849-5333

Spescom Software Inc.
10052 Mesa Ridge Court, Suite 100
San Diego, California 92121

Re:                               Spescom Software Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by Spescom Software Inc. (the “Company”) with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 43,315,504 shares of the Company’s common stock (the “Shares”), which are authorized and have been previously issued to certain of the selling securityholders named in the Registration Statement (the “Selling Securityholders”) or are issuable upon conversion of shares of the Company’s Series I Convertible Preferred Stock (the “Series I Preferred Stock”) issued to certain of the Selling Securityholders pursuant to the terms of the Series I Preferred Stock or are issuable upon exercise of warrants issued to certain of the Selling Securityholders pursuant to the terms of such warrants.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares which have been issued have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) upon the conversion of the shares of Series I Preferred Stock pursuant to the terms of the Series I Preferred Stock or the exercise of the warrants pursuant to the terms of such warrants, including payment of the exercise price thereunder, the Shares issuable upon such conversion or exercise will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California. This opinion letter is limited to the laws of the State of California as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP